Exhibit 99.1
(Dollars in thousands except per unit amounts)

On January 2, 2019, Martin Midstream Partners L.P. (the "Partnership") acquired all of the issued and outstanding equity of Martin Transport, Inc. ("MTI") a wholly-owned subsidiary of Martin Resource Management Corporation which operates a fleet of tank trucks providing transportation of petroleum products, liquid petroleum gas, chemicals, sulfur and other products, as well as owns 23 terminals located throughout the Gulf Coast and Southeastern regions of the United States for total consideration as follows:

Purchase price[1]	$135,000
Plus: Working Capital Adjustment	2,795
Less: Finance lease obligations assumed	(11,682)
Cash consideration paid	$126,113

1The stock purchase agreement also includes a $10,000 earn-out based on certain performance thresholds.
The transaction closed on January 2, 2019 and was effective as of January 1, 2019 and was funded with borrowings under the Partnership's revolving credit facility.

This acquisition is considered a transfer of net assets between entities under common control. The acquisition of MTI was recorded at the historical carrying value of the assets at the acquisition date, which were as follows:

Accounts receivable, net	$11,724
Inventories	1,138
Due from affiliates	1,042
Other current assets	897
Property, plant and equipment, net	25,383
Goodwill	489
Other noncurrent assets	362
Current installments of finance lease obligations	(5,409)
Accounts payable	(2,564)
Due to affiliates	(482)
Other accrued liabilities	(2,588)
Finance lease obligations, net of current installments	(6,272)
Historical carrying value of assets acquired	$23,720

Financial information for 2014, 2015, 2016, 2017 and 2018 has been updated to reflect the activities attributable to MTI. The acquisition of MTI was considered a transfer of net assets between entities under common control. We are required to retrospectively update our historical financial statements to include the activities of MTI as of the date of common control. The acquisition of MTI was recorded at amounts based on the historical carrying value of these assets at that date. Our historical financial statements for 2014 through 2018 have been retrospectively updated to reflect the effects on financial position, cash flows and results of operations attributable to the activities of MTI as if we owned these assets for these periods.

This filing includes updates only to the portions of Item 6, Item 7 and Item 8 of the December 31, 2018 Form 10-K, as filed on February 19, 2019, that specifically relate to the revisions associated with the acquisition of MTI and does not otherwise modify or update any other disclosures set forth in the December 31, 2018 Form 10-K.

Item 6.	Selected Financial Data

The following table sets forth selected financial data and other operating data of the Partnership for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 and is derived from the audited consolidated financial statements of the Partnership.

The following selected financial data are qualified by reference to and should be read in conjunction with the Partnership's Consolidated Financial Statements and Notes thereto and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document.

	2018[1]	2017[1]	2016[1]	2015[1]	2014[1]
	(Dollars in thousands, except per unit amounts)

Revenues	$1,072,213	$1,032,746	$918,755	$1,036,844	$1,762,256

Income from continuing operations	3,955	15,788	26,314	34,394	1,847
Income (loss) from discontinued operations, net of tax	51,700	4,128	4,649	10,169	(115)
Net income	$55,655	$19,916	$30,963	$44,563	$1,732
Net income (loss) attributable to limited partners	$43,195	$16,750	$23,143	$21,902	$(15,176)

Net income (loss) per limited partner unit – continuing operations	(0.19)	0.33	0.55	0.47	(0.48)
Net income (loss) per limited partner unit – discontinued operations	1.30	0.11	0.10	0.15	(0.01)
Net income (loss) per limited partner unit	$1.11	$0.44	$0.65	$0.62	$(0.49)

Total assets	$1,073,628	$1,285,621	$1,269,354	$1,406,936	$1,581,228
Long-term debt	662,731	814,874	808,150	865,003	902,005

Cash dividends per common unit (in dollars)	2.00	2.00	2.94	3.25	3.18

1We acquired MTI from Martin Resource Management in January 2019. The acquisition was considered a transfer of net assets between entities under common control. The acquisition of MTI is recorded at amounts based on the historical carrying value of the assets at that date, and we are required to update our historical financial statements to include the activities of the assets as of the date of common control. Our historical financial statements for 2014, 2015, 2016, 2017 and 2018, have been retrospectively updated to reflect the effects on financial position, cash flows and results of operations attributable to the activities of MTI as if we owned the assets for these periods.